Exhibit 5.1

Quattlebaum, Grooms, Tull & Burrow PLLC A PROFESSIONAL LIMITED LIABILITY COMPANY
111 Center Street	(501)379-1700
Suite 1900	Telecopier
Little Rock, Arkansas 72201	(501) 379-1701

January 28, 2013

Simmons First National Corporation
P. O. Box 7009
Pine Bluff, Arkansas 71611

Re:	Registration Statement on Form S-8 for the Simmons First National Corporation 2011 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Simmons First National Corporation (the "Company") with the Securities and Exchange Commission on or about January  28, 2013 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 60,000 shares of Common Stock, par value $0.01 per share (the "Plan Shares"), issuable under the Company's 2011 Employee Stock Purchase Plan (the "Plan").  Based upon the foregoing, and assuming the Plan Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Plan Shares, when issued, will be validly issued, fully-paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Arkansas.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, /s/ Quattlebaum, Grooms, Tull & Burrow PLLC